Exhibit 99.2

The following is an excerpted transcript of Alliance Data’s posts on its Twitter account at www.twitter.com/alliancedata during the earnings conference call held at 8:30 a.m. Eastern Time on July 18, 2019. The following does not purport to be a complete or error-free statement or summary of the conference call or tweets.

“$ADS Vice Chairman Charles Horn: We plan to launch within the next few days a “modified Dutch auction” tender offer to acquire between $700 to $750 million of our common stock #2Q2019 #ADSearnings”

Additional Information Regarding the Tender Offer

The tender offer described in this communication (the “Offer”) has not yet commenced. This communication is for informational purposes only. This communication is not a recommendation to buy or sell Alliance Data Systems Corporation common stock or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Alliance Data Systems Corporation common stock or any other securities. On the commencement date of the Offer, Alliance Data Systems Corporation will file a tender offer statement on Schedule TO, including an offer to purchase, letter of transmittal and related materials, with the United States Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the offer to purchase, letter of transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the offer to purchase, letter of transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Offer. Once the Offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that Alliance Data Systems Corporation will be filing with the SEC at the SEC’s website at www.sec.gov or from Alliance Data System Corporation’s website at www.alliancedata.com.